EXHIBIT 14.1

Code of Conduct Policy Effective 7/1/2019

Alta Enterprises, LLC

Our goal is to provide a PURPOSEFUL work environment where you feel TRUSTED, INSPIRED, and PROUD of the company you work for so that, in turn, you recognize that Alta CARES about you as a team member and as a person, which will lead to our overall SUCCESS! We believe that each team member contributes directly to Alta’s growth and success and we hope that you will take pride in being a member of our team. The work you do directly impacts the company’s ability to perform well and builds our reputation with our customers and vendors; in their eyes YOU are Alta.

If you are new to Alta, or have been employed with Alta, the Code of Conduct Policy is intended to help in your overall success with the company. It outlines the policies to which all team members are expected to adhere. We ask that you become familiar with the contents of the policy.

If you are new to Alta, or have been with the company for many years, we are glad that you have chosen to be part of the Alta team and we hope that your experience here will be enjoyable, challenging, and rewarding. Thank you, for choosing Alta and we look forward to a great future together!

EXCEEDS
CONFIDENCE
ENDEAVOR
HAPPY
PROBLEM
IDENTITY
ACCOUNTABILITY
EMBODIES
MANTRA
COMMITTED
ACTIVITIES
SHARE
POSSIBILITIES
PROBLEMS
DRIVE
DEPT
SALES
PLAY
TALK
MADE
CHOOSES
BUILDING
PROFESSIONAL
AUDIENCE
ARTICULATE
CARES
PICTURE
SHOWS
PEOPLE
PERSONAL
EQUIPMENT
CONTRIBUTED
UNDERSTAND
SUPPLY
MAKING
FORWARD
CHOOSE
ATTITUDE
PROUD
NEVER
GROUP
PURPOSE
DESIRE
CUSTOMER
OVERARCHING
CULTURE
TRUST
SUPPLIER
SUCCESSFUL
HELP
WINNING
DEAL
STANDARD
OCCASION
WINNERS
BIDDERS
PRODUCT
NEW
LET
WINS
SUCCESS
LIFE
CHANGED
MOVES
ALTA
GOT
PASS
SMALL
METRIC
HIGH
BACK
CREATES
BOUNDARIES
PROVIDING
CONFIDENT
BIG
WHOLE
RELATIONSHIP
IMPACTS
INSPIRE
HEIGHTS
PARKING
SETTING
CHALLENGE
MOVE
BIGGER
WANT
ASK
SOLVE
CHAMPIONS
BUYER
LIFT
PLACES
WORKING
CONTRIBUTE
WORK
MOVING
EMPOWER
BUYERS
FAMILY
TEAM
FIVING
HUGE
GREATER
OWNERSHIP
PREPARE
MOTIVATES
FUNCTIONS
PROCESS
ACCOUNT
EMPLOYEES
STORIES
MESSAGING
AWAY
SPACES
EXPLORE
GROWTH
REGULARLY
HIGHER
POSITIVE
READY
EXAMPLE
WIN
DENOMINATOR
VALUED
CRITICAL
HELPS
EVERYONE
INTERNAL
THINKERS
TECHNOLOGIES
VICTORS
PREFORMS
EXCEEDED
LIVES
GIVING
CONTINUE
WANTS

Our Guiding Principles

Invest in the Best

We will invest in industry-leading talent, a rewarding team member experience, and state-of-the-art facilities.

Mutual Respect

We will promote an environment of mutual respect for all individuals, including our customers, our suppliers, and most importantly, our fellow team members.

One Team

We are one team. We will empower and encourage each other to interact openly and honestly, make decisions, and work together to correct mistakes. We will hold ourselves accountable.

Passion For Excellence

We share a passion for excellence and will provide products and services of the highest quality.

Customers For Life

We will serve the needs of our customers at a level that fosters Customers for Life, who enthusiastically recommend us to others.

Team Member Expectations

At Alta Equipment Company, we have a Passion for Excellence and are committed to providing an environment that promotes professionalism and encourages each team member’s professional development and achievement. We take this commitment seriously as we create One Team who will empower and encourage each other to interact openly and honestly, make good business decisions, and work together to achieve extraordinary results. We will hold ourselves accountable. Mutual Respect is critical as we promote a purposeful work environment that supports the Alta team, our customers, and our suppliers. Communication, consistency, fairness, and respect are essential to good relationships between team members, their managers, and Alta. This approach creates a professional and productive work environment for every team member. The standards and policies outlined here support our Guiding Principles that will help us all meet these responsibilities.

In the event you witness or are the recipient of inappropriate conduct and/or behavior, Alta has a hotline where you can place an anonymous report in confidence, which is hosted by a third party hotline provider, EthicsPoint. You are encouraged to submit reports relating to violations stated in our Code of Conduct or any other policies, as well as asking for guidance related to policies and procedures and providing positive suggestions and stories. To make a claim, you can call 1-844-989-1479 or you can go online and submit the claim through the link on Alta’s homepage.

Business Conduct and Ethics

Your actions must always reflect the highest possible standards of business conduct and ethics. You are expected to use good judgment, integrity, and common sense in making work-related decisions and to be accountable for your actions. This includes avoiding obscene, threatening, harassing, discriminatory or abusive conduct that could be disparaging to other team members, suppliers or customers and that is likely to damage Alta's business or reputation.

The way you handle interactions, in person, in writing, or electronically with your fellow team members is important to your success and to the ultimate success of Alta. Exhibiting unprofessional and inappropriate workplace behavior violates Alta’s policies. Unprofessional and inappropriate behavior includes, but is not limited to:

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Theft or inappropriate removal or possession of property
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Falsification of time-keeping record, i.e. punching someone else’s time card, or having someone else punch your time card

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Working under the influence of alcohol or controlled substances
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Possession, distribution, sale, transfer, or use of alcohol or controlled substances in the workplace, while on duty, or while operating employer-owned vehicles or equipment, or on Alta property
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Fighting, bullying, or threatening violence in the workplace
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Willful destruction of employer-owned or customer-owned property, or negligence that leads to damage of property
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Willful violation of safety or health rules
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Sexual, racial, or other unlawful or unwelcome discriminatory or harassing behavior
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Possession of dangerous or unauthorized materials, such as weapons, explosives, or firearms in the workplace
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Unauthorized use of phones, mail system, computers, service vans, or other employer-owned equipment
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Unauthorized disclosure of business “secrets” or confidential information
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Having any other gainful employment during normal work hours, or performing unauthorized service work for an Alta customer outside of normal work hours

Diversity and Inclusion

Alta believes that supporting diversity and inclusion is not only necessary, but imperative to our business success. This belief is woven into our Guiding Principles which is focused on Mutual Respect, One Team, Customers for Life, Invest in the Best and Passion for Excellence. With our Guiding Principles as our guide we feel that Alta has a strong foundation for current employees, as well as future employees, to fully embrace what it means to have a diverse and inclusive culture.

Equal Employment Opportunity

Alta is an equal opportunity employer and Equal Employment Opportunity refers to the government regulations requiring that all people, regardless of actual or perceived race, color, gender, national origin, religion, age, sexual orientation, gender identity, gender expression, genetic information, individuals with disabilities, pregnancy, marital status, status as a protected veteran, height, weight, arrest record or any other status protected by federal, state, or local law, have equal opportunities for hire, promotion, and with regard to all terms and conditions of employment.

Conflict of Interest

To avoid activities that might conflict or potentially conflict with the best interest of Alta, team members who are in a position to influence a decision that may result in personal gain for that team member or relative of that team member must hold themselves to the highest ethical and professional standards. (For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the team member is similar to that of a person who is related by blood or marriage.)

Alta considers the following to be examples of conflict of interest, but it is not meant to exclude any other examples:

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Alta team members must not acquire or maintain any outside financial interest in any other organization if such interest might conflict with the best interest of Alta.
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Team members cannot serve as an employee, representative or consultant of any organization where such a position could influence a business decision which impacts Alta.
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Alta team members should not accept any personal gift or favor worth greater than fifty dollars ($50) from any organization that has a business relationship with Alta unless approved by your manager.

It is imperative that team members disclose to their direct supervisor the existence of an actual or potential conflict of interest so that safeguards can be established to protect all parties.

Personal Relationships at Work

As stated previously, in order to avoid actual or perceived favoritism, conflict of interest or other potential financial or business/security risks, we caution against potentially problematic business relationships between team members who are either related or are in a personal relationship.

For this reason, we discourage, and in most cases will not allow, family members, close relatives or team members in a personal relationship to conduct the following business activities:

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Manage or direct work for each other
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Make employment decisions for each other
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Conduct work audits or financial transactions for each other

Should this situation arise, Alta will take every opportunity to rectify the situation in the most positive manner possible. However, if the situation does not allow for solutions within the company, we may need to consider options that include the transfer or termination of employment with Alta for one of the team members involved.

Additionally, any personal relationships that may develop while working at Alta are to be kept professional in the workplace and not negatively impact work productivity. Any issues of this kind within the workplace may result in discipline up to and including termination.

Anti-bribery and Corruption

It is Alta’s policy to conduct all of its business in an honest and ethical manner. Alta takes a zero-tolerance approach to illegal bribery and/or corruption and is committed to acting professionally, fairly and with integrity in all of its business dealings and relationships. It is the goal of Alta to avoid acts which might reflect adversely upon the integrity and reputation of the Company.

Alta is committed to upholding all laws relevant to countering bribery and corruption in each market in which it operates. Alta, its team members and associated persons will be bound by the most stringent requirements of these laws in respect of its conduct in all markets they operate. Individuals found guilty of illegal corrupt activity (including bribes, kickbacks, extortion, etc) may be terminated from employment and further, may face fines, arrest or even imprisonment. (This policy does not prohibit normal and appropriate gifts and hospitality given and/or received, within Alta’s Gift and Hospitality policy, to or from third parties.)

Alta is committed to ensuring that team members and associated persons can speak up with confidence if they have any concerns or need to ask for help. If you suspect or observe anything that you think might be in violation of this policy, you have the obligation to report it. Alta will not tolerate retaliation in any form against anyone for raising concerns or reporting what they genuinely believe to be improper, unethical or inappropriate behavior.

Providing Information during Investigations

To uphold our standards of workplace conduct, sometimes it may be necessary for Alta to initiate an investigation or a fact-finding process. In these cases, it’s very important that we learn all the relevant information from those who are aware of the situation. If you’re asked to be part of such a process, you’re expected to cooperate fully and honestly and to not interfere with the integrity of the process.

Harassment

All team members, customers, vendors, suppliers and business associates must be treated with dignity and respect. Alta Equipment Company prohibits sexual harassment and all other types of harassment of any of our team members, temporary team members, interns, applicants for employment, vendors, suppliers, or customers based on an individual’s race, color, gender, national origin, religion, age, sexual orientation, gender identity, gender expression,

genetic information, physical or mental disability, pregnancy, height, weight, marital status, status as a protected veteran, or any other status protected by federal, state, or local law. Prohibited conduct includes but is not limited to conduct on company property, in company vehicles, on company communication systems, during company-sponsored events, with customers and/or suppliers, and in connection with company business. Any such harassment is against

Alta’s policy, may violate the law, and will not be tolerated in our workplace, at work-related events, or while using electronic communication systems. Alta expects cooperation from all of our team members — including coworkers, managers, and supervisors— to prevent harassment in the workplace.

Alta strongly encourages individuals who believe that they are being harassed to firmly and promptly tell the person that the behavior is offensive and that it must stop immediately.

It's your responsibility as a team member to report harassing behavior to your manager, another manager, and/or

HR, whether it’s directed at you or it’s something that you’ve seen or heard directed at someone else.

You’re protected from retaliation for reporting or providing information, in good faith, about an incident of alleged harassment or exercising other rights protected by law. Any manager or supervisor who learns of or observes harassing behavior, even if it’s in another department, branch or Alta company, or any manager or supervisor who receives a complaint about this kind of behavior must report the behavior or complaint to your HR team in a timely manner.

Sexual Harassment

“Sexual harassment” is defined by law as unwanted sexual advances, requests for sexual favors, or visual, verbal, or physical conduct of a sexual nature when:

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Submission to this conduct is made either explicitly or implicitly a term or condition of an individual’s employment

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Submission to or rejection of this conduct is used as the basis for employment decisions that affect the individual
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The conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile, or offensive work environment

Sexual harassment also may be in the form of nonsexual, offensive conduct that is directed at a team member because of his or her gender. For example, conduct that is directed toward a team member because of their gender which is sufficiently severe or pervasive to create an unprofessional and/or hostile working environment. Sexual harassment is not limited to conduct motivated by sexual attraction and may occur between members of the opposite sex or members of the same sex.

Our policy may be violated even if the person did not intend to give offense or believed that his or her conduct was welcome. Examples of prohibited sexual harassment include but are not limited to conduct such as:

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Written harassment. Sexually suggestive or obscene letters, faxes, e-messages, texts, notes, social network postings, or invitations.
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Verbal harassment. Sexual comments, advances, or propositions (including repeated requests for dates after being informed that the interest is unwelcome); derogatory comments, slurs, whistles, jokes and comments about an individual’s body or appearance, including comments made on voicemail or another electronic device and.
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Physical harassment. Assault, stalking behaviors, sexually suggestive touching or body contact, and impeding or blocking movement.
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Visual harassment. Sexual gestures, leering, inappropriate display of sexually explicit objects, pictures, videos etc.

Other Forms of Harassment

In addition to sexual harassment, other forms of harassment may also occur when unwelcome conduct:

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Unreasonably interferes with an individual’s work performance

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Creates an intimidating, hostile, or offensive work environment

Prohibited harassment may take the form of written, verbal, physical, or visual harassment and may include but is not limited to bullying, epithets, slurs, derogatory comments, insults or jokes, intimidation, negative stereotyping, threats, assault or written or graphic material that denigrates or shows hostility or aversion toward an individual or group because of the characteristics identified in our policy. Alta’s policy may be violated even if the person did not intend to give offense or believed that his or her conduct was welcome.

IMPORTANT: Violating the anti-harassment policy, including failure to report, is grounds for corrective action, which may include termination.

Reporting Harassment

Alta takes the reporting of any alleged harassment very seriously. If you believe that you have been harassed or if you are aware of the harassment of others, including sexual harassment, you must report it in a timely manner to one of the following: your manager, another manager with whom you feel comfortable or Human Resources.

Once you report harassment by contacting one of the resources above, a representative of Alta will obtain all relevant information from you and in a timely manner, will undertake or direct an objective investigation of the harassment allegations, maintaining confidentiality to the extent possible. All team members are required to cooperate fully and honestly in any fact-finding process. Even if it would be your preference to “stay out of it,” you can’t choose to withhold information if you are asked to provide it.

Normally, you'll be contacted when the investigation is completed. Alta may take the corrective action that it determines is appropriate based on its findings. However, Alta will only share information regarding the investigation, including any corrective action taken, with those who have a legitimate business need to know. If you're not satisfied with the way a concern has been resolved in the workplace, you're encouraged to use Alta's dispute resolution procedure.

Non-Retaliation Policy

No team member may be retaliated against for providing information about suspected unethical or illegal activities or possible violations of any Alta policies, including but not limited to discrimination, harassment, the Code of Conduct, safety, and information security.

No team member may be retaliated against because that team member has in some manner opposed an employment practice that the team member believes, in good faith, violates federal or state laws, rules, or regulations.

No team member may be retaliated against because he or she filed a charge, truthfully testified, provided assistance, or participated in an investigation, proceeding, or hearing related to or arising from an allegedly unlawful employment practice or for asserting rights established by a federal or state law.

If you believe that you or someone else has been retaliated against, you must report it in a timely manner to one of the following: your manager, another manager with whom you feel comfortable, or your HR team. Alta Equipment Company will take measures to protect team members from retaliation.

IMPORTANT: Engaging in retaliatory behavior is grounds for corrective action, which may include termination of your employment.

Drugs & Alcohol

Alta is committed to maintaining a drug-free workplace. All team members are required to perform their job duties unimpaired by drugs, alcohol, or the improper use of legal substances. You are prohibited from working or reporting to work when impaired by alcohol, drugs or under the improper use of legal substances.

Any team member who displays behaviors of intoxication or drug use and/or is unfit to work because of alcohol or drug use will be sent home. (The company will arrange for a ride for the team member.) In addition, the team member may be subject to drug testing and/or required participation in a substance abuse rehabilitation or treatment program, and/or corrective action up to and including termination of employment.

It is illegal for an applicant or team member to interfere with or attempt to interfere with a drug or alcohol screening test by using a device or substance, substituting bodily substance or adulterating a substance used in a drug or alcohol screening test.

Alta does not condone the use, solicitation, distribution, or misuse of legal or illegal drugs. Alta must comply with federal law. While a substance may be legal in a particular state, if it is an illegal substance under federal law, it may not be brought into any Alta workplace, this includes marijuana.

The sale, purchase, manufacture, distribution, possession, or use of any mind-altering or non-prescribed controlled substance, or the non-prescribed use of any mind-altering or controlled substance, on company premises or while conducting company business is prohibited and is cause for immediate termination of your employment. In addition, illegal substances found on company premises or in company vehicles may be turned over to outside legal authorities for further investigation.

Under the Drug-Free Workplace Act, a team member who performs work for a government contract or grant must notify Alta of any criminal conviction for drug-related activity occurring in the workplace. The report must be made within five days of the conviction.

Although the use of alcohol may be legal, you are prohibited from performing your job duties if you are impaired by the use of alcohol. Even if you’re consuming alcohol at a company-sponsored event or conducting business with customers or other non-team members where alcohol use is sanctioned, you’re responsible for complying with our policies on professional behavior, harassment, and violence-free workplace. You are also responsible for using a safe means of transportation if you’ve consumed alcohol in any of these circumstances.

You are expected to be on the job, ready to work, when scheduled. Inability to report to work as scheduled, including reasons of incarceration, may lead to disciplinary action, up to and including termination of employment, for violation of an attendance policy or job abandonment.

Violence-Free Workplace

One of our overriding concerns at Alta is that team members and customers are provided with a safe, professional work environment. Weapons of any kind are strictly prohibited in the workplace. Under no circumstances will we tolerate physical violence or threatening behavior in the workplace, on company premises, at work-related functions, when traveling on business, or working from home or another location. Threatening behavior directed at the workplace is also not tolerated. Alta reserves the right to determine if particular actions are considered physical violence or threatening behavior and you are expected to cooperate in any fact-finding process.

IMPORTANT: Violating the policy regarding violence or weapons in the workplace is grounds for corrective action, which may include termination.

Examples of behavior that may be considered violent, threatening, or intimidating to others include but are not limited to:

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Physical or Violent Verbal Threats
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Assault
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Physical aggression, whether it’s demonstrated or threatened
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Fighting or other hostile action
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Profane or abusive language
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Aggressive horseplay or gestures
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Dangerous pranks/practical jokes
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Intimidation or bullying

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Any form of harassment

Firearms and Weapons

Possessing firearms and weapons on company premises, in company vehicles or at company-sponsored events is dangerous to team members and is strictly prohibited. Alta team members are not permitted to carry, either openly or in a concealed manner, any weapon or firearm while acting in any capacity for Alta. This policy applies even in states where the law may allow (subject to a private property owner’s restrictions) persons to openly carry firearms or to carry concealed firearms. Alta recognizes state laws regarding firearms.

For purposes of this policy, a “weapon” means any item designed primarily for the purpose of inflicting bodily injury, which may include items that are legal to own. Again, you are not permitted to have these items at work or while you’re conducting business on behalf of Alta. If you are unsure if an item may be considered a “weapon” for the purposes of this policy, consult with HR. Immediately report violent or threatening behavior and/or any situation that causes anxiety or fear. Call:

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A manager
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HR
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911, if warranted

Gambling

We do not allow Alta team members to engage in gambling during work hours, on Alta premises or on Alta systems and company equipment. Examples of gambling include but aren’t limited to:

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Online gambling activity
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Fundraising “lotteries” that require team members to purchase a ticket to participate

Exceptions to this policy are lotteries, raffles and games with suggested, but not required donations that are approved as part of an Alta-sponsored charitable or community fundraising event.

Visitors in the Workplace

Only authorized visitors are allowed in the workplace. All visitors should enter Alta at the main entrance in the reception area. Authorized visitors will receive directions or an escort to their destination. Team members are responsible for the conduct and safety of their visitors. If a team member observes an unauthorized individual on Alta’s premises, they should direct the individual to the reception area or immediately notify their supervisor.

Emergency Preparedness

All Alta locations are required to have procedures in place in case of a fire or other emergency that requires evacuation or sheltering and to communicate the procedures to team members. See your branch manager for your specific location’s emergency procedures. All team members are required to participate in company emergency drills.

Weather Conditions

Alta distinguishes between delaying start time and closing locations of the company. On most occasions when severe weather causes a disruption in employment operations, it requires only a delayed start time, not a location closure.

Delay in Start Time

On occasion it may be necessary to delay start times due to weather conditions or other unforeseen events. Team members should first assume that work begins at the regular start time for which they are scheduled. However, the decision to delay start times will be made at the earliest feasible time. Your manager will contact you by email, text and or phone if your start time has been delayed.

Location Closings

On rare occasions weather conditions or other unforeseen events are severe enough to require all operations of a branch to be closed. When this is the case, immediate supervisors will inform their team members when the branch will be closed.

Communications

Communication takes many forms, including verbal, written, digital, and photographic. We use communications to advance the Alta brand and share information about us with customers, team members, and communities in which we work. However, information that is misused or communicated inappropriately can cause harm, whether intentional or unintentional. Team members must act in ways that reflect the highest standards of business conduct and ethics that protect our company’s reputation and confidential information. As One Team, it is very important that we communicate openly and honestly with our fellow team members and use good business sense in how we communicate so that we protect our information from those who may misuse company information for their own gain or illegal use.

Electronic Communications and Social Media

Electronic communications such as social media, email, texting, cell phones, and branded websites are important ways to communicate at Alta. Whether you are using internal Alta systems and devices or Alta’s external social media resources, the information you create or circulate should reflect a high standard of professionalism.

Visiting and participating in Alta-sponsored internet sites is purely voluntary. Accessing these sites outside of work is voluntary and not a condition of your employment. You will not be paid for your time on such sites. Your posting of content on these sites does not necessarily mean that Alta agrees with the content, ensures its accuracy, or otherwise approves of it. Alta reserves the right to edit or remove content at any time.

Think

Before you post anything online or send electronic messages and content, use good judgment and follow Alta’s

Guiding Principles and the Code of Conduct to ensure that your actions always reflect the highest standards.

Remember, what happens online, stays online – forever.

Respect

Chances are that those you connect with online are aware that you are an Alta team member, so you should maintain the same standard of professionalism you follow at work. Never send electronic messages through Alta’s communication systems or in Alta’s name that could reasonably be viewed as obscene, threatening, harassing, discriminatory, abusive, or that could be disparaging to customers. Such communication does not reflect Alta’s

Guiding Principles and the Code of Conduct and is inconsistent with our policies and standards.

Protect

Our customers and communities place their trust in you. Even though many online tools promise privacy, never assume that what you share electronically is private. Maintain the confidentiality of Alta’s confidential information, including details of the development of systems, projects, processes, know-how, and technology. Do not post internal reports, procedures, or other business-related confidential communications. Do not share any forward- looking statements on our earnings. Remember: you are acting as an individual and not as a company spokesperson. Respect all trademarks, copyright, and other intellectual property rights of Alta and others. Use care not to say anything disparaging about our customers. Also, use caution when clicking links, as they may direct you to malicious sites or content. If you are uncertain or have any concerns, contact IT.

Identify	Should you see inappropriate content posted about Alta, we ask that you bring it to the attention of your manager or HR.
Participate

We have an official Alta presence on many sites along with individuals that handle Alta’s public relations. If you have content that you would like to share, please contact HR and we can put you in contact with the appropriate people to potentially post the information.

Work-related Communications

Use company-authorized internal sites such as Alta’s intranet and e-mails to collaborate and to share business- appropriate content. To avoid disruption to Alta’s internal communication systems and to oversee team members’ focus on their job duties, you should:

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Not use internal sites and e-mails to send or forward mass e-mails or e-mails containing oversized attachments or audio/video segments to individuals without a business need to know. If you receive an unsolicited mass e-mail do not forward the message.
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Make sure that the information you share is secured appropriately and that access is restricted to team members who have a need to know the information.
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Remember the content shared through company-provided internal systems is solely for internal use by Alta and is not to be provided in any format to anyone outside of Alta. While you may use external sites, such as LinkedIn, you should not use them to support internal collaboration.
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Respect trademarks, copyright, and other intellectual property of Alta and others. If using third-party content such as articles, photos, videos, and graphics, you must have prior written permission from the copyright owner. Providing a link to the content is permissible and does not violate copyright law.

Only approved Alta spokespersons may contribute to public forums in the name of the company. Any team member who wishes to speak on the company’s behalf in the media on any issue, needs prior approval from Alta’s Marketing/Communications Director.

Business Communications via Personal Devices and Accounts

If you are issued a company device, such as a cell phone, computer, tablet etc, then you may not use your own personal device for business communications. This includes calling, texting, emailing, and direct or instant messaging with customers, vendors, or other business-related contacts through your personally owned accounts.

Alta’s systems may be monitored at any time, so all content accessed by an Alta computer or system is not considered private. This guidance is not intended to prevent you from discussing terms and conditions of employment at Alta.

Reporting Concerns

If you are aware of any conduct by an Alta team member (or someone representing Alta in any electronic format) that violates Alta policy, please notify your manager. If you come across any posts that could be reasonably viewed as obscene, threatening, harassing, discriminatory, or abusive involving Alta, our customers or our competitors, forward them to IT immediately.

Media Contact

To ensure that Alta’s media responses are accurate, thoughtful, and consistent with our company-wide messages and communications strategy, we have a process in place for responding to reporters and other representatives of the news media. If you are contacted by a media representative, it's important that you first contact Marketing/Communications at altacommunications@altaequipment.com or 248-305-2134 to help us manage interview or information requests.

Information Security

Alta is in the business of trust. Our fellow team members, vendors, suppliers and our customers trust us to protect the privacy and security of their information. That’s why every team member is responsible for understanding and following procedures that reduce risk to our company and customers. You are our first line of defense in managing those risks by protecting Alta’s information, communication systems, and other assets. You are responsible for understanding information security and the operational risks associated with your role and managing those risks appropriately.

IT Security Policy Overview

The requirements documented in this section describe the essential principles that help secure information. These principles are:

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Act in ways that protect company and customer information
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Use Alta’s assets for business purposes
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Use Alta’s communication systems in an appropriate and safe manner

This overview should not be considered comprehensive because not every situation can be addressed here. Alta expects team members to use sound judgment and to act in ways that protect Alta’s information, assets, and communication systems. If you have questions, you should work with your manager or IT Director to ensure that your actions comply with the Information Security Policy.

Every team member is required to immediately report anything that may violate Alta’s information security policies or place the company’s information, assets, and communication systems at risk. No retaliation may be taken against a team member because he or she, in good faith, reports a possible breach of information security or risk to Alta’s information, assets, or communication systems.

Appropriate Use of Alta Communications Systems

The use of Alta’s electronic communication systems is a privilege based on business needs. These systems give team members the ability to communicate with customers, business partners, and other team members. To avoid security risks, team members are required to follow established business procedures on the use of electronic communication systems. The following are examples of prohibited activities:

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Hacking, including attempting to gain unauthorized access to computing resources, including attempts to disrupt service.
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Posting or storing proprietary content in unapproved or personal websites, blogs, chat rooms, mobile applications, electronic devices or other social media websites.
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Online gambling and any illegal internet activity. In addition to being prohibited under Human Resources guidelines, these types of sites may be associated with information-stealing tools and information theft.
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Downloading or forwarding chain letters and viruses.
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Viewing, storing, downloading, or forwarding pornographic images or other perceived obscene, racist, or harassing materials. In addition to being prohibited under Human Resources guidelines, they may contain viruses or malware.
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Installation or downloading of personal or prohibited software to Alta hardware without IT permission. Under no circumstances are team members allowed to use Alta’s communication systems in a way that could violate the company’s policies.

Personal Devices and Accounts

Any personal device that has been expressly approved by IT for use as a work device in lieu of Alta-supplied hardware is viewed as company equipment for all purposes except ownership, and all policies governing company equipment apply. Unless specifically approved, you may not use personal devices, accounts, or other resources for communicating with customers, vendors or other business-related contacts.

Monitoring of Company Equipment

Alta will monitor and may control access to and use of its equipment and electronic communication systems, including but not limited to original and backup copies of email, instant messaging, text messaging, voicemail, and internet use. You should not expect privacy in connection with your use of any company resources, equipment, or property. Even if information is encrypted and you have created or have access to passwords to protect against unauthorized access, you should not consider activities or correspondence using that password to be private.

In addition, phone calls made or received on any business telephone may be monitored or recorded. Monitoring may be conducted remotely or locally using software, hardware, or other means. It will be treated confidentially and retained for a reasonable period to accomplish the purposes as determined by Alta, and it is subject to any rights team members may have under applicable law.

If you have questions or concerns about the appropriate use of electronic communication systems, contact your manager or IT Director.

Reporting Security Incidents

Any team member who believes that an information security incident has occurred must report it immediately. This helps to contain the incident and assists with managing its impact. Under certain circumstances, Alta is required to notify customers and others if information related to them is compromised.

Notify your manager if you detect any unauthorized use or attempted misuse of your personal or company equipment. If a mobile computing device is lost, stolen, or confiscated or company, customer, or personnel information is modified, destroyed, lost, stolen, or confiscated, it is your responsibility to immediately notify your manager and IT. You can send an email to security@altaequipment.com. All reports will be treated as confidential to the extent possible. No retaliation will be taken against any team member because he or she, in good faith, reports a possible security incident.

Protecting Company & Customer Information

Company and customer information is an asset of the company and requires every team member’s protection to preserve customer trust and business integrity. All types of company and customer information require appropriate protection.

Protecting information applies not only to our company but also to anyone who may have a relationship with Alta, including individuals, partner businesses, and team members. You have a responsibility to protect company, team member and customer information. You must take appropriate measures to safeguard company, team member and customer information from inappropriate use, access, alteration, disclosure, or destruction.

Social Security Privacy

In accordance with state law it is the policy of Alta to protect the confidentiality of social security numbers. No person shall knowingly acquire, disclose, transfer, or unlawfully use the social security number of any team member or other individual unless in accordance with state and federal law. Only authorized team members shall have access to information or documents that contain social security numbers. All team members with access to social security numbers shall understand and comply with Alta’s Social Security Privacy Policy including how to properly handle, protect, transmit and dispose of documents containing social security numbers. The full policy and instructions can be found in the HR tab on the intranet.

Business Need to Know

Your access to company resources and information is considered a privilege. An appropriate level of information access is granted to team members according to their business role and need. Team members may receive proprietary information relating to Alta in the course of their work and are obligated to protect such information from disclosure. Team members must disclose information only to authorized parties who have a business need to know. Company and customer information may be disclosed only within Alta or to nonaffiliated parties in accordance with applicable law, confidentiality agreements, and privacy policies.

To report unauthorized attempts to obtain information without a valid business need to know, notify the Director of IT. You can also send an email to security@altaequipment.com.

Non-Disclosure of Confidential Information

The protection of confidential business information and trade secrets it vital to the success of Alta. Such confidential information includes, but is not limited to:

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Contracts
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Customer lists
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Customer preferences
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Financial information
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Marketing strategies
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Pricing information
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Technological data
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Pending projects and proposals

Team members who improperly use or disclose trade secrets or confidential business information may be subject to disciplinary action, up to and including termination, even if they do not benefit from the disclosed information.

Recording Conference Calls and Business Meetings

The recording of conference calls and business meetings is prohibited. Recording one of these sessions for training purposes is an exception, with some provisions:

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In order to be compliant with state law, when you lead a recorded call, you must advise participants that the call is being recorded.
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Any recorded communications containing confidential or restricted information must be treated as such, and the sharing and use of these recordings should be restricted to team members with a need to know. Note: Exception to this policy is the recording of protected activity under the NLRA.

Building Access Cards

Access cards are often used to allow and control entry into designated Alta facilities. Immediately report the loss of any access card so that it can be quickly deactivated.

Securing Your Physical Environment and Devices

Always keep your laptop, other mobile computing devices, and portable digital storage media safe and secure.

Never leave your computer unattended without first shutting it down or locking your screen (press Windows Key + L) At the end of the day, unless you need to take your laptop or other mobile devices home, it is recommended that you store them in a locked office, drawer or file cabinet after hours.

When traveling take extra precaution to protect your equipment and its information by doing the following:

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Power down the laptop completely by selecting Shut Down from the Start menu, or after pressing CTRL+ALT+DELETE before you transport the laptop.
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Never check laptops as luggage — always keep your laptop with you.
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When driving, place your laptop in the trunk or other non-visible secured cargo area before leaving for your destination. If your destination appears unsafe (for example, a parking lot with no lights), take your laptop and mobile devices with you.
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Never leave your laptop in a car overnight, even if the vehicle is locked.
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When off-site at meetings, take your laptop with you on breaks or have an authorized person watch it — after you shut it down. When working from home, do not let family members or anyone else use your work computer or any other mobile computing devices or portable digital storage media.

Cameras, Photos, and Video in the Workplace

The use of cameras (both still and video) in Alta facilities and at internal Alta events is restricted. For clarification, see your manager. This does not apply to Alta-approved security cameras or video-teleconferencing equipment.

Note: Exception to this policy is the recording of protected activity under the NLRA.

Clean Desk and Displays

Ensure that private company, customer, and team member information is not left in the open where it can be accessed or viewed by unauthorized parties. We recommend you do the following:

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Position your computer monitor so that others cannot easily read it
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Erase whiteboards that show private information when it’s no longer needed and before leaving the area
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Do not post confidential or restricted information on office or cubicle walls or in common areas
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Immediately place internal use, confidential, or restricted information into a locked secure disposal container or shred it once it is no longer required

Protecting Company Hardware & Software Assets

Alta computing hardware and software "assets" are company property and provided for use to facilitate company business.

Assets issued to team members are an extension of the office and must be used and secured in accordance with Alta policies and security requirements. Team members are responsible for protecting assets from loss, theft, and damage while they are in the team member’s possession.

Under no circumstances are team members allowed to use Alta assets in a way that could violate Alta policies and security requirements. Alta reserves the right to monitor any company assets to ensure compliance with these policies and to maintain legal standards.

Computer Systems and Mobile Computing Devices

All software installed or developed on Alta computer systems and any information collected, downloaded, or created is the exclusive property of Alta. Information may not be copied or transmitted outside the company without a predefined business need, and then only in an authorized manner. Upon termination of employment, no team member shall remove, copy, or destroy such software or information from company systems.

Alta may issue mobile computing devices (laptops and tablets) for team members to conduct Alta business. Team members are responsible for ensuring that mobile computing devices are protected from loss, theft, and damage. Under no circumstances are unauthorized parties allowed to use Alta equipment. Security software (for example, disk encryption, personal firewall, and antivirus) installed on mobile computing devices must not be disabled or removed under any circumstances.

All Alta portable digital storage media (PDSM) (i.e. portable hard drive or flash drive) are assumed to contain at least confidential information. Any PDSM used for storing Alta proprietary information must belong to Alta and be protected in ways similar to mobile computing devices. Under no circumstances should an Alta-owned PDSM be connected or inserted into a non-Alta computer system.

You must immediately report a lost, stolen, or confiscated mobile computing device as a security incident. Notify your manager and the Director of IT. You can also send an email to security@altaequipment.com.

Email

Restrict circulation of email messages that discuss confidential matters to team members who have a business need to know. Do not include confidential, restricted, internal use, sensitive, or any personally identifiable information about a customer (e.g., a person) in the subject line of an email sent externally (e.g., contact information, financial transaction detail). Team members must understand Alta’s policies and procedures for handling fraudulent email messages.

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Review your email carefully especially if you’ve received them from an external person, company, third- party service provider, or business that is unsolicited.
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Do not open email attachments or links that could introduce malware.
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Do not use third-party sites, such as LinkedIn or Dropbox, to support internal collaboration or communication. Exception: Alta recruiters using LinkedIn for recruiting purposes.
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If unsure, ask IT.

Alta monitors and filters email messages based on specific content. Messages that contain obscene content sent by an Alta team member may lead to corrective action, which may include termination of your employment. Team members who receive obscene emails should forward such email to abuse@altaequipment.com and then delete the message from their inbox.

Text messages

Text messaging (including but not limited to SMS, MMS, and RSC) is not considered appropriate technology for confidential communication. Do not send nonpublic proprietary information by text messaging.

Internet Use

Team members are allowed to use internet sites for research or other legitimate business purposes. When using company equipment remotely for internet research or other legitimate business purposes, connect to Alta’s Virtual Private Network (VPN) or other approved tools first in order for protection controls to be effective. You are always expected to represent Alta professionally when using the internet. Be aware that internet resources not under the control of Alta are subject to compromise, may be exposed to public view, and may not be secure. Alta may filter or block access to certain types of websites that it deems inappropriate for business purposes (although failure to block access to websites does not mean that the site is deemed appropriate). Alta will monitor internet web surfing (browsing) for inappropriate use and introduction of malware.

Wireless Transmissions

Wireless communication systems are prone to compromise. Do not use an external wireless communication system (i.e. Wi-Fi at a coffee shop) to discuss confidential or restricted information without first ensuring that the communication is adequately protected. Contact your manager or IT about approved solutions for securing wireless communications.

Working Off-Site

Team members are responsible for ensuring that they use only Alta-approved remote access. Do not transmit proprietary information over a non-Alta network without first engaging Alta’s VPN. You are expected to adhere to all of Alta’s policies when working remotely.